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                                  EXHIBIT 12.1

                    CALCULATION OF EARNINGS TO FIXED CHARGES


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
                                                           YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------
                                            2001         2000          1999         1998        1997
                                          --------     --------     ---------     --------    --------
Income (loss) before income taxes,
   minority interest and
   extraordinary item ................... $(91,383)    $(97,751)    $(130,998)    $138,167    $ 82,813

Fixed charges:
-  Interest expense and amortization
   of debt issuance costs ...............   25,063       18,606        17,769       14,908          --
-  Interest portion of leases ...........    8,506        6,133         5,033        3,600       4,133
                                          --------     --------     ---------     --------    --------
Total Fixed Charges ..................... $ 33,569     $ 24,739     $  22,802     $ 18,508    $  4,133
                                          ========     ========     =========     ========    ========
Income (loss) before income taxes,
   minority interest and extraordinary
   item plus fixed charges ..............  (57,814)     (73,012)     (108,196)     156,675      86,946
Ratio ...................................       --           --            --         8.5x       21.0x
Deficiency of Earnings to Fixed
   Charges .............................. $ 91,383     $ 97,751     $ 130,998     $     --    $     --
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